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                              EXHIBIT 23.1




                  CONSENT OF INDEPENDENT ACCOUNTANTS



   We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 10, 1996, except as to note 9, which is as of February 13, 1996, which appears on page 54 of the First Empire State Corporation Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference in the Registration Statement of our report dated March 5, 1996 appearing on page 3 of Exhibit 99.1 of the Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Price Waterhouse LLP

Buffalo, New York
November 12, 1996